UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Section 240.14a-12

Inland Real Estate Income Trust, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Email not displaying properly? View as a Web page.Inland Real Estate Income Trust, Inc. A Multi-Tenant Retail REIT Creative. Well-Strutured Diffrentiated Products. Inland-investment.com Inland Income Trust Annual Report and Proxy Statement Now Available Inland Real Estate Income Trust, Inc. (the Company) has filed its proxy statement and mailed stockholders a paper copy of its proxy materials, including a proxy card with their stockholder control number. Stockholders can also view important proxy materials and vote online at proxyvote.com. Please encourage your clients who are stockholders of the Company to vote by proxy as soon as possible on the proposals to be considered at our annual meeting to avoid potential delays and extra expenses. The Company is proposing, among other things, to amend its corporate charter to make it consistent with those of publicly traded REITs.  The proxy materials provide stockholders with information regarding how to vote by proxy. We thank you in advance for your attention to the interests of your clients in this important matter. Helpful Links: • 2020 Annual Report • Proxy Statement • Sample Proxy Card Questions? For additional information, please contact your Inland sales representative. View SEC Filings. For Institutional Use Only. Not for distribution to the public. This is neither an offer to sell nor a solicitation of an offer to buy any security. The Inland name and logo are registered trademarks being used under license. This material has been distributed by Inland Securities Corporation, member FINRA/SIPC. Inland Securities Corporation | 2901 Butterfield Road, Oak Brook, IL 60523 | 800.826.8228 To opt out of future emails, unsubscribe.